Exhibit 10.3

FIRST AMENDMENT
TO
LOAN AGREEMENT

This First Amendment to Loan Agreement (this “Amendment”) dated as of February 19, 2010, under the Loan Agreement, dated as of May 14, 2009 (the “Loan Agreement”) by and between Aerosonic Corporation, a Delaware corporation (the “Company”) and Redmond Family Investments LLLP (“Redmond”).

RECITALS

WHEREAS, the Company and Redmond are parties to the Loan Agreement; and

WHEREAS, the Company has requested that Redmond agree to amend and waive certain provisions of the Loan Agreement and Redmond is agreeable to such request but only upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other valuable consideration the receipt of which is hereby acknowledged, the Company and Redmond agree as follows:

1.  Definitions.  Unless otherwise defined herein, capitalized terms are used herein as defined in the Loan Agreement.

2.  Amendments.

2.1  Amendments to Loan Agreement.

(a)  Section 1.1 of the Loan Agreement is hereby amended by deleting therefrom the following definitions in their entireties and inserting the following new definitions in the appropriate alphabetical order:

“’Note’ means the 14% Subordinated Note due April 10, 2011, as extended pursuant to the terms and conditions of the Note, in the aggregate principal amount of $500,000, to be issued to Redmond at the Closing by the Company and the Subsidiaries in the form of Exhibit 1.

“Warrant” means for any Warrant issued to Redmond prior to February 19, 2010, a Common Stock Purchase Warrant of the Company to purchase at any time after the one-year anniversary date of their original issue date until April 10, 2020, one share of the Common Stock for a purchase price of $.64 per share, subject to anti-dilution protection and adjustment of the warrant price and number of shares as provided in the Warrant Certificate.  For any Warrant issue to Redmond on or after February 19, 2010, a Common Stock Purchase Warrant of the Company to purchase at any time after the one-year anniversary date of their original issue date until the sixth anniversary of the date such Warrant is issued to Redmond, one share of the Common Stock for a purchase price per share equal to 50% of the volume weighted average of the selling price of the Common Stock of the Company on February 12, 2010 and for the 19 trading days prior to February 12, 2010, or $1.98 per share, subject to anti-dilution protection and adjustment of the warrant price and number of shares as provided in the Warrant Certificate.”

(b)  For Advances made on or after February 19, 2010, the definitions “Advance Shares” and “Drawdown Shares” shall each be deleted in their entirety.

(c)  Section 6.2(c) of the Loan Agreement with respect to certain negative covenants shall be deleted in its entirety.

2.2  Amendment to Exhibit 1- Form of 14% Subordinated Note.

(a)  Section 2 of the Note is hereby amended and modified by deleting therefrom the definition of “Maturity Date” in its entirety and inserting the following new definition:

“’Maturity Date’ means the earlier of:  (i) April 10, 2011, or (ii) the maturity of the Existing Loans.”

(b)  Section 3 of the Note is hereby amended and modified by deleting therefrom the words “April 10, 2010” and replacing with the words “April 10, 2011”.

2.3  Amendment to Exhibit 2- Form of Warrant Certificate.

(a)  With respect to any Warrant Certificate issued prior to February 19, 2010, each time the words “April 10, 2015” appear, such words shall be deleted in their entirety and replaced with the words “April 10, 2020”.

(b)  For any Warrant Certificate issued on or after February 19, 2010, each time the words “April 10, 2015” appear, such words shall be deleted in their entirety and be replaced with the words “the sixth anniversary date of the issuance of the Warrant Certificate.”

(c)  For any Warrant Certificate issued to Redmond on or after February 19, 2010, the words “$.64” in the first full paragraph of the Warrant Certificate shall be deleted and replaced with the following:  “50% of the volume weighted average selling price of the Common Stock of the Company on February 12, 2010 and for the 19 trading days prior to February 12, 2010, or $1.98 per share.”

(d)  For any Warrant Certificate issue to Redmond on or after February 19, 2010, the first sentence of Section 1 of the Warrant Certificate shall be deleted in its entirety and replaced with the following:

“The Warrants were issued in connection with the issuance by the Company and its subsidiaries (as co-obligors) of a 14% Subordinated Note due April 10, 2011, (the “Subordinated Note” and pursuant to that certain loan agreement executed as of May 14, 2009, as amended by the First Amendment to Loan Agreement dated February 19, 2010 (the “Loan Agreement”) with Common Stock Purchase Warrants issued to the Registered Owner (0.20 shares of Common Stock of the Company for each $1.00 of principal amount of Subordinated Note on the date of each Borrowing).”

2.4  Amendment to Schedule 1 to Loan Agreement.  With respect to Advances made on or after February 19, 2010, Schedule 1 shall be deleted in its entirety and replaced with the following:

SCHEDULE 1

Maximum Availability	Warrants
$500,000	to purchase 0.20 shares of Common Stock for each $1.00 of principal amount of each Borrowing.

3.  Continuing Effect. Except as expressly amended or waived hereby, the Loan Agreement and the other Financing Documents shall continue to be and shall remain in full force and effect in accordance with their respective terms. This Amendment shall not constitute an amendment or waiver of any provision of the Loan Agreement or the other Financing Documents not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Company that would require an amendment, waiver or consent of Redmond.

4.  Representations and Warranties of the Company; Covenants of the Company.  The Company represents and warrants that the representations and warranties contained in the Loan Agreement are true and correct as of the date of this Amendment.  The Company represents and warrants that the Company has complied in all material respects with the covenants contained in the Loan Agreement as of the date of this Amendment.

5.  Counterparts.  The parties to this Amendment may execute this Amendment in counterparts by manual or facsimile signature.  Each executed counterpart of this Amendment will constitute an original document, and all executed counterparts, collectively, will constitute the same agreement.

6.  Governing Law.  The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with laws of other jurisdictions.

7.  Headings.  Section headings used in this Amendment are for convenience of reference only, are not part of this Amendment and are not to affect the constructions of, or to be taken into consideration in interpreting, this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

AEROSONIC CORPORATION

By:	/s/ Douglas J. Hillman
Douglas J. Hillman
President and Chief Executive Officer

REDMOND FAMILY INVESTMENTS, LLLP

By:	/s/ David L. Redmond
David L. Redmond Title: General Partner